Exhibit 99.1

Monar Appoints New Executives to Spearhead M-Fuel Sales Initiatives

Montreal, December 10, 2012. Monar International Inc. (OTCQB:MNAI)(the “Company”) is pleased to announce that it has appointed Dr. Tri Vu Truong as President and Chief Operating Officer to lead the Company’s mission to introduce to the markets M-Fuel and its capability to reduce fuel consumption and harmful emissions.  Additionally, the Company is pleased to report the appointment of Claude Pellerin to the position of Secretary and Legal Counsel.  Robert G. Clarke will continue to serve as Chairman and Chief Executive Officer of Monar International.

“To fulfill the mission outlined in the Strategic Alliance and Distribution Agreement recently signed with EcoloCap Solutions of Barrington, IL, we are very fortunate to have Dr. Truong and Mr. Pellerin accepting positions to serve the Company.  Dr. Truong’s extensive experience in the industry and intimate knowledge of the groundbreaking M-Fuel technology and potential market provides Monar with a firm foundation for future success,” stated Robert Clarke, Chairman and CEO.

Dr. Truong is recognized globally as an authority on energy and environmental projects and has been integral in the development of the M-Fuel project almost from inception.  Dr. Truong brings to Monar decades of highly relevant experience both as a scientist and businessman.  Upon completion of his B.S. in Engineering, he then earned an M.S. in Chemical Engineering, and later a Ph.D. in Environmental Engineering.  He later joined Sodexen Environmental Engineering Group, where as President and CEO, he managed numerous large-scale environmental projects and helped develop the alternative energy markets in Canada, Vietnam and other ASEAN countries.

“I am honored and excited to assume the positions of President and COO at Monar,” said Dr. Truong.  “M-Fuel is a truly revolutionary product that I believe can have a significant impact in the alternative fuel industry.  We are moving expeditiously forward with setting-up our production and demonstration facilities both in Canada and Vietnam to showcase M-Fuel’s superiority over any products on the market today.”

Mr. Pellerin has also been connected with the alternative energy industry for many years and his business and legal experience combined with Dr Truong’s knowledge of the product and the industry will allow the Company to “hit the deck running.”

The Company would also like to announce that its corporate headquarters is being moved to Montreal. The Hong Kong office will be maintained to serve the Asian market.

Company Mission

Monar International is an alternative energy company with the mission to identify and commercialize new technologies and combustibles with the potential to reduce fuel consumption and environmental impact. Monar’s first project is to introduce the M-Fuel technology to the world market by first setting up production units and Technical Centers in Canada and Vietnam to allow large fuel users to visualize and test the ability of M-Fuel to reduce diesel fuel and other Heavy Fuel Oil consumption by up to 30% in internal combustion engines and up to 40% in open furnaces with positive environmental impacts without any changes to the equipment.

Forward-Looking Statements

The matters discussed herein, as well as in future oral and written statements by management of Monar International Inc. are forward-looking statements, and are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.